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                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                       OF
                              GLACIER BANCORP, INC.


Glacier Bank
Big Sky Western Bank
Glacier Bank of Eureka
Glacier Bank of Whitefish
First Security Bank
Valley Bank of Helena
Community First Inc.